EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ISS RECOMMENDS HOLOGIC STOCKHOLDERS VOTE “FOR” MERGER WITH CYTYC

Updates Recommendation to Support Amendment to Hologic’s 1999 Equity Incentive Plan

BEDFORD, Mass., October 11, 2007 – Hologic, Inc. (NASDAQ:HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced that ISS, the leading independent proxy advisory service, recommends that Hologic stockholders vote “FOR” the Company’s proposed merger with Cytyc Corporation (Nasdaq: CYTC).

In addition, ISS has updated its recommendation with regard to a proposed amendment to Hologic’s 1999 Equity Incentive Plan to increase the number of shares available for grant thereunder and recommends that Hologic stockholders vote “FOR” the proposed amendment.

“We appreciate the support that ISS has given to our combination with Cytyc and to Hologic’s stock plan,” said Jack Cumming, Hologic’s Chairman and Chief Executive Officer. “Together with Cytyc, we will be a global leader in women’s healthcare. We look forward to realizing the many benefits this combination creates.”

As previously announced, on May 20, 2007, Hologic and Cytyc entered into a definitive agreement to combine the two companies in a cash and stock transaction, under which Cytyc stockholders would receive 0.52 of a share of Hologic common stock and $16.50 in cash for each share of Cytyc common stock they own for a total consideration of approximately $6.2 billion.

A special meeting of the stockholders of Hologic to consider and vote upon the transactions contemplated by the proposed merger with Cytyc, including the proposed amendment to Hologic’s 1999 Equity Incentive Plan to increase the number of shares available for grant thereunder, has been scheduled for October 18, 2007 at 9:00 a.m., local time, at Hologic’s headquarters at 35 Crosby Drive, Bedford, Massachusetts. Hologic stockholders of record as of the close of business on August 22, 2007 will be entitled to vote at the special meeting.

Stockholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors’ unanimous recommendation that stockholders vote FOR the approval of the transactions contemplated by the proposed merger with Cytyc, including the proposed amendment to Hologic’s 1999 Equity Incentive Plan to increase the number of shares available for grant thereunder.

Stockholders who have questions about the merger or need assistance in submitting their proxy or voting their shares should contact the Company’s proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500 or at proxy@mackenziepartners.com.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties, including statements involving the anticipated benefits of the proposed transaction. Hologic cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Without limiting the foregoing, Hologic cannot guarantee that the transaction will be completed on a timely basis if at all. Among other things, the transaction is subject to approval of both companies’ stockholders as well as other customary closing conditions.

The risks and uncertainties included above are not exhaustive. The Registration Statement on Form S-4 (File No. 333-144238), the annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the timing or completion of the transaction. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Stockholders

Hologic and Cytyc filed an amended joint proxy statement/prospectus with the SEC in connection with the proposed merger on September 7, 2007. Hologic urges investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders are able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at http://www.hologic.com.

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s directors and executive officers in the merger by reading the definitive joint proxy statement.

Hologic Contacts:

Glenn Muir, Executive Vice President and Chief Financial Officer

781-999-7300

Frances Crecco, Investor Relations

781-999-7377

Additional Contacts:

Joele Frank, Andrea Priest

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449